SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5.   OTHER EVENTS.

On February 26, 2004, Conceptus Inc. issued a press release announcing that it is revising its guidance for revenue and net loss for 2004. Text of the press release follows:

SAN CARLOS, Calif. (February 26, 2004) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today announced that it is revising its guidance for revenue and net loss for 2004. Management’s new guidance for 2004 includes the following:

•	Total revenues of $15 million to $16 million, including approximately $1 million in non-U.S. revenues; first quarter revenues are expected to be approximately $2.4 million and are expected to increase to $5.3 million in the fourth quarter of 2004. The Company’s previous guidance called for full-year total revenues of $22 million to $24 million.

•	Net loss of $22 million to $23 million, or $0.90 to $0.92 per share based on 25 million shares outstanding. The net loss is expected to narrow on a sequential-quarter basis throughout 2004 as revenues and gross margins increase and operating expenses decrease, declining from a net loss of $7 million in the first quarter to a net loss of $4.5 million in the fourth quarter of 2004. The Company’s previous guidance called for a full-year net loss of $17 million to $18 million, or $0.78 to $0.83 per share.

•	Cash balances, including the additional funding are expected to be at approximately $30 million at December 31, 2004, with cash flow breakeven expected in the second half of 2005.

“Our focus remains on reimbursement, utilization and the Gynecare relationship to drive our business in 2004,” commented Mark Sieczkarek, president and chief executive officer. “However, it has became clear to us that our investors are concerned that our previous projections were overly aggressive and after consideration we concluded that reducing expectations at this time to be the prudent thing to do.”

Mr. Sieczkarek continued, “The $25.5 million private placement we closed today will allow us to better fund programs to improve physician utilization. We are also gratified that the investors of this offering have come primarily from the ranks of our current holders and believe that their support validates the Essure procedure and our determination to make this the standard of care in permanent female contraception.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

     Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Projection of revenues, net loss and future cash balances, improvement of gross margins, operating expense decreases and the clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies and marketing partners, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: February 26, 2004